Exhibit 10.4

FIRST AMENDMENT TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This First Amendment to Amended and Restated Employment Agreement (this “Amendment”) is made and entered into as of the 14th day of March, 2018, by and between Blake L. Sartini, II (the “Employee”), and Golden Entertainment, Inc., a Minnesota corporation, including its subsidiaries and Affiliates (collectively, the “Company”).

RECITALS

WHEREAS, the Employee and the Company previously entered into that certain Amended and Restated Employment Agreement made and entered into as of the 10th day of March, 2017 (the “Agreement”), pursuant to which Employee currently is employed at will by the Company; and

WHEREAS, the Company and the Employee wish to enter into this Amendment to modify certain terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants and the respective undertakings of the Company and the Employee set forth below, the Company and the Employee agree as follows:

AGREEMENT

1.Amendment to Section 2.  Section 2 of the Agreement is hereby deleted in its entirety and such Section is hereby replaced with the following new Section 2:

“2.Base Salary.  The Company shall pay the Employee an annual base salary in the amount of Four Hundred Twenty-Five Thousand Dollars ($425,000) or such amount as may from time-to-time be determined by the Compensation Committee of the Company’s Board of Directors in its sole discretion (“Base Salary”).  Such salary shall be paid in equal installments in the manner and at the times as other employees of the Company are paid.”

2.Amendment to Section 3.  Section 3 of the Agreement is hereby deleted in its entirety and such Section is hereby replaced with the following new Section 3:

“3.Incentive Compensation.  The Employee shall participate in the Company's incentive compensation program from time-to-time established by the Company. The Employee’s target bonus under the Company’s annual incentive compensation plan shall be fifty percent (50%) of the Employee’s Base Salary or such amount as may from time-to-time be determined by the Compensation Committee of the Company's Board of Directors in its sole discretion.”

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3.Amendment to Section 7.  Section 7(c)(ii) of the Agreement is hereby deleted in its entirety and such Section is hereby replaced with the following new Section 7(c)(ii):

“(ii) Severance Payment.  The Employee shall be entitled to receive severance benefits equal to (A) the sum of (1) his annual Base Salary (at the rate in effect immediately preceding his termination of employment) plus (2) an amount equal to the Employee’s target bonus for the year in which the Employee’s termination occurs, multiplied by (B) 1.25, payable in a lump sum on the sixtieth (60th) day after the date of Employee’s termination of employment.

4.Status of Agreement.  Except to the limited extent expressly amended hereby, the Agreement and its terms and conditions remain in full force and effect and unchanged by this Amendment.  Capitalized terms used herein but not defined herein shall have the meanings ascribed such terms in the Agreement.

5.Counterparts and Facsimile Signatures.  This Amendment may be executed simultaneously in one or more counterparts hereof, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile signatures are permitted and shall be binding for purposes of this Amendment.

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IN WITNESS WHEREOF, the Employee has hereunto set the Employee’s hand and, pursuant to the due authorization of its Board, the Company has caused this Amendment to be executed in its name and on its behalf, all as of the day and year first written above.

GOLDEN ENTERTAINMENT, INC.:		EMPLOYEE:

By:	/s/ CHARLES H. PROTELL	By:	/s/ BLAKE L. SARTINI, II
Name:	Charles H. Protell		Blake L. Sartini, II
Its:	Executive Vice President, Chief Strategy Officer and Chief Financial Officer

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